ADVANTAGE ADVISERS XANTHUS FUND, L.L.C. ("AAMM")

EX-99.77C VOTES AAMM N-SAR ITEM 77C ATTACHMENT

Form N-SAR Attachment, Sub-Item 77C: Submission of Matters to a
Vote of Security Holders

In accordance with the Instructions for Item 77C of Form N-SAR, this attachment describes a matter submitted to a vote of security holders of the Registrant. The information below is provided as outlined in the Instructions:

a) An Adjourned Special Meeting of Members of the Registrant was convened on Wednesday, 2 August 2016.

b) The Proposal submitted to the vote of security holders of the Registrant was the election of directors. Per the results of the vote, the following directors were duly elected: Mr. Jesse H. Ausubel, Mr. Bryan McKigney, Mr. Todd T. Milbourn, Mr. Michael Murphy, Mr. Luis F. Rubio and Ms. Janet L. Schinderman. These elected directors constitute the entire board of directors for the Registrant.

c) The number of affirmative and negative votes for the election of directors were as follows:

Director Proposal      Number of                Number of
                       Affirmative Votes        Negative Votes
Jesse H. Ausubel       642,920,722.31          24,965,932.44
Bryan McKigney         641,115,197.24          26,771,457.51
Todd T. Milbourn       646,339,590.33          21,547,064.42
Michael J. Murphy      644,515,803.97          23,370,850.78
Luis F. Rubio          644,333,324.89          23,553,329.86
Janet L. Schinderman   642,159,512.07          25,727,142.68